Exhibit 1.1

TELEFÓNICA DE ARGENTINA S.A.

AND

MORGAN STANLEY & CO. INCORPORATED

as Dealer Manager and Solicitation Agent

Form of

Dealer Manager and Solicitation Agent Agreement

Exchange Offers and Proxy Solicitations

Dated as of June 17, 2003

DEALER MANAGER AND SOLICITATION AGENT AGREEMENT

June 17, 2003

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

1.    Exchange Offers and Solicitations.    Telefónica de Argentina S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Company”), plans to make exchange offers (such exchange offers, together with any extensions, supplements and amendments thereof and thereto, the “Exchange Offers”) to exchange all of its outstanding 11 7/8% Notes Due 2004 and 9 1/8% Notes Due 2008 (the “TASA Existing Notes”), for 11 7/8% Notes Due 2007 (the “New 2007 Notes”) and 9 1/8% Notes Due 2010, respectively (the “New 2010 Notes”), plus cash payments (i) on the terms and subject to the conditions set forth in the prospectus and proxy solicitation dated June 16, 2003 and attached hereto as Exhibit A-1 (as the same may be amended or supplemented, the “TASA Prospectus”) and the related letter of transmittal (the “TASA Letter of Transmittal”) dated the date hereof and attached hereto as Exhibit B-1 and (ii) all of Compañía Internacional de Telecomunicaciones S.A.’s (“Cointel”) 8.85% Series A Notes due 2004 (“Existing Cointel Series A Notes”) for the Company’s 8.85% Notes due 2011 (“New 2011 Notes”) plus a cash payment and all of Cointel’s outstanding 10 3/8% Series B Notes due 2004 (“Existing Cointel Series B Notes”, together with the Existing Cointel Series A Notes, the “Cointel Existing Notes”) for New 2011 Notes or Conversion Notes due 2011 (“Conversion Notes” and, together with the New 2007 Notes, the New 2010 Notes and the New 2011 Notes, the “New Notes”) plus a cash payment on the terms and subject to the conditions set forth in the prospectus and proxy solicitation dated June 16, 2003 and attached hereto as Exhibit A-2 (as the same may be amended or supplemented, the “Cointel Prospectus”, together with the TASA Prospectus, the “Prospectuses”) and the related letter of transmittal (the “Cointel Letter of Transmittal” and, together with the TASA Letter of Transmittal, the “Letters of Transmittal”) dated the date hereof and attached hereto as Exhibit B-2.

In conjunction with, and to facilitate the Exchange Offers, the Company will solicit proxies (“Proxies”) (such solicitations, as they may be amended and supplemented, the “Solicitations”, and the Solicitations, together with the Exchange Offers, the “Offers”) from the holders of the TASA Existing Notes and the Cointel Existing Notes (collectively, the “Existing Notes”) to certain amendments (the “Proposed Amendments”) to (i) the indenture dated as of November 3, 1994, among the Company, The Chase Manhattan Bank, N.A., Bankers Trust Company and Bankers Trust, S.A. pursuant to which the Company’s 11 7/8% Notes Due 2004 were issued, (ii) the Terms and Conditions of the 9 1/8% Notes due 2008 (collectively, the “TASA Existing Notes Operative Documents”) and (iii) the indenture dated as of July 31, 1997, among Cointel, The Bank of New York and The Bank of New York S.A., pursuant to which the Cointel

Existing Notes were issued (the “Cointel Existing Notes Indenture” and, together with the TASA Existing Notes Operative Documents, the “Existing Notes Operative Documents”).

The Company has filed with the United States Securities and Exchange Commission a Registration Statement on Form F-4 (No. 333-105487) relating to the Exchange Offers and the New Notes. The term “Registration Statement” means such Registration Statement on Form F-4 including all exhibits, financial statements, schedules or other information included or incorporated by reference therein when such Registration Statement on F-4 became effective under the Securities Act of 1933, as amended, and as amended or supplemented from time to time (the “Securities Act”).

Each of the Prospectuses including any documents incorporated by reference therein, the Registration Statement (of which the Prospectuses form a part), and the Letters of Transmittal, as such documents may be amended or supplemented from time to time, and all documents filed or to be filed with any federal, state, local or foreign governmental or regulatory agency or authority, including the Commission, and other documents or materials (including newspaper announcements or press releases) relating to the offers that are distributed or made available to the public or the holders of the Existing Notes by or at the direction of the Company in connection with the Offers are collectively referred to herein as the “Offer Material”.

The New Notes will be issued pursuant to an indenture, (the “New Notes Indenture”), to be entered into among the Company, the Bank of New York, as trustee, co-registrar and principal paying agent (in such capacity, the “New Notes Trustee”), Banco Río de la Plata, S.A., as registrar and Argentine paying agent and the Bank of New York (Luxembourg) S.A. (or other similar agent), as Luxembourg paying agent and transfer agent. An application has been made to list the New 2007 Notes, the New 2010 Notes and the New 2011 Notes (collectively, the “New Dollar-Denominated Notes”) on the New York Stock Exchange. The Company intends to apply to list the New 2007 and 2010 Notes on the Luxembourg Stock Exchange and to list the New 2011 Notes and the Conversion Notes on the Buenos Aires Stock Exchange. Subject to certain conditions and limitations as set forth in the Prospectuses and Letters of Transmittal, a fee equal to 0.25% of the principal amount of the Existing Notes exchanged or tendered pursuant to the Offers will be paid by the Company to certain banks and financial institutions for processing exchanges or tenders of the Existing Notes (the “Processing Fee”).

2.    Engagement as Dealer Manager and Solicitation Agent.    (a)    The Company hereby appoints Morgan Stanley & Co. Incorporated and its affiliates as sole dealer manager in connection with the Exchange Offers and as Solicitation Agent in connection with the Solicitations (collectively, the “Dealer Manager”). As Dealer Manager, you shall, in accordance with your customary practice and applicable law, perform in connection with the Offers those services that are customarily performed by investment banking concerns in connection with similar exchange offers and proxy solicitations, including without limitation the solicitation of the Existing Notes sought to be purchased and the Proxies pursuant to the Offer Material. The performance by you of such services hereunder shall commence on the date hereof (the “Commencement Date”).

(b)    The Company expressly acknowledges and warranties that all opinions and advice (written or oral) given by you to the Company in connection with your engagement are intended solely for the benefit and use of the Company (including its management, directors and attorneys) in considering the transactions to which such opinions or advice relate.

(c)    You shall have no liability (in tort, contract or otherwise) to the Company, Cointel or any other person for any act or omission on the part of any broker or dealer in securities (each, a “Dealer”) (other than yourselves) or any bank or trust company or any other person, and you shall have no liability (in tort, contract or otherwise) to the Company, Cointel or any other person that solicits exchanges pursuant to the Exchange Offers or Proxies pursuant to the Offers for any losses, claims, damages or liabilities arising from your own acts or omissions in performing your obligations as Dealer Manager hereunder or otherwise in connection with the Offers, except for any such losses, claims, damages or liabilities finally judicially determined to be attributable to your gross negligence or willful misconduct. In soliciting or obtaining exchanges or proxies, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company, and you, as Dealer Manager, are not to be deemed the agent of the Company, Cointel or any Dealer, bank or trust company or any other person. The Company acknowledges and agrees that, in your capacity as Dealer Manager, you shall act as an independent contractor, not an agent.

3.    The Offer Material.    (a)    The Company hereby (i) agrees to furnish you or cause to be furnished to you, at its own expense, as many copies as you may reasonably request of any Offer Material (ii) authorizes you, as Dealer Manager, to use copies of the Offer Material in connection with the Offers and (iii) acknowledges that the Offer Material has been, or will be, prepared and approved by the Company and are the Company’s sole responsibility with respect to its accuracy and completeness.

(b)    The Company agrees that, at a reasonable time prior to using or filing with any governmental or regulatory agency, including without limitation, the Commission (each, a “Government Agency”) any amendment or supplement to the Offer Material, the Company will furnish to you a reasonable number of copies of such material and will give reasonable consideration to your and your counsel’s comments, if any, thereon.

(c)    Prior to and during the period of the Offers, the Company shall inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, that requires the making of any change in any Offer Material then being used or would affect the truth or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.

4.    Withdrawal.    In the event that:

(a)    the Company uses or permits the use of, or files with any Government Agency or any securities exchange (each, an “Exchange”) any of the Offer Material or any amendment or supplement thereto and such document (i) has not been submitted to you previously for your and your counsel’s comments or (ii) has been so submitted, and you or your counsel have made ma-

terial comments which have not been reflected in a manner reasonably satisfactory to you and your counsel;

(b)    the Company shall have breached, in any material respect, any of its representations, warranties, agreements or covenants herein;

(c)    any of the Offers are terminated or withdrawn for any reason, or any stop order, restraining order, injunction or denial of an application for approval has been issued in connection with the Offers and not promptly thereafter stayed or vacated, or any proceeding, litigation in connection with the Offers or investigation has been initiated that, if adversely determined, could reasonably be expected to have a material adverse effect on the Company’s ability to carry out any of the Offers including, but not limited to, the exchange of the Existing Notes pursuant to any of the Offers, the performance of this Agreement, the execution, delivery and performance of the New Notes Indenture, or the issuance of the New Notes pursuant thereto, or the execution, delivery and performance of indenture supplements or other amendments with respect to the Existing Notes Operative Documents to effect the Proposed Amendments to the TASA Existing Notes (the “TASA Existing Notes Amending Instruments”) and the Proposed Amendments to the Cointel Existing Notes (the “Cointel Existing Notes Amending Instruments” and, together with the TASA Existing Notes Instruments, the “Existing Notes Amending Instruments”);

(d)    subsequent to the Commencement Date or, if earlier, the dates as of which information is given in the Prospectuses (exclusive of any amendments or supplements thereto), there shall have been (i) any change in capital stock or cash dividends paid, increase in consolidated long-term bank or financial debt, decrease in fixed assets or net revenues, each as specified and subject to the qualifications in the letter or letters referred to in Section 9(c), or (ii) any change, or any development involving a prospective change, has occurred in or affecting the condition, financial or otherwise, or in the earnings, business, operations or properties of the Company and its subsidiary, taken as a whole, or Cointel and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in the Prospectuses (exclusive of any amendments or supplements thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the reasonable judgment of the Dealer Manager, so material and adverse as to make it impractical or inadvisable to market or deliver the New Notes or solicit tenders of Existing Notes or consummate any of the Offers as contemplated by the Prospectuses (exclusive of any amendments or supplements thereto);

(e)    you shall not have received (i) on the Commencement Date any of the opinions of counsel and comfort letters described in Section 9(a) and 9(c) hereof and (ii) on each date that Existing Notes are exchanged for New Notes (a “Settlement Date”), any bring-down opinions of counsel described in Section 9(a), bring-down comfort letters as described in Section 9(c), certificates of executive officers of the Company as described in Section 9(b) and the representation letter by Cointel as described in Section 9(d) hereof;

(f)    on or prior to the Settlement Date for the issuance of the New 2007 Notes, the New 2010 Notes and the New 2011 Notes, as the case may be, you shall not possess final listing approval for the New 2007 Notes, the New 2010 Notes, and the New 2011 Notes, as the case may be, subject only to notice of issuance, from the New York Stock Exchange or other “nation-

ally recognized securities exchange” as such term is defined in Section 18 of the Securities Act of 1933, as amended and Rule 146 promulgated thereunder (such exchange, a “Nationally Recognized Securities Exchange”);

then, in each case, you shall be entitled to withdraw as Dealer Manager in connection with the Offers without any liability or penalty to you or any other Indemnified Person (as defined in Section 11 below) for such withdrawal and without loss of any rights arising under the letter agreement dated April 11, 2002 and as amended on May 21, 2003, between you and the Company (the “Engagement Letter”). If you withdraw pursuant to this Section 4, you agree to withdraw as Dealer Manager in connection with all of the Exchange Offers and Proxy Solicitations. Expenses payable pursuant to Section 6 shall be paid within 15 days after the date of such withdrawal by the Dealer Manager pursuant to this Section 4.

5.    Fees.    As compensation for your services hereunder, the Company agrees to pay you the fees in the amounts and on the dates separately agreed pursuant to the Engagement Letter.

6.    Expenses.    The Company agrees that it will pay all of the following expenses related to the Offers: (a) (i) reimburse brokers and dealers (including yourself), commercial banks, trust companies and other nominees for their reasonable customary mailing and handling expenses incurred in forwarding the Offer Material, as the case may be, to their customers and (ii) pay the Processing Fee described in the Prospectuses and Letters of Transmittal which shall be payable on the terms described therein; (b) pay all reasonable expenses relating to the preparation, filing, printing, mailing and publishing of the Offer Material and any other material prepared in connection with the Offers; (c) pay all costs of the preparation, issuance and delivery of the New Notes Indenture and the Existing Notes Amending Instruments, including the execution and delivery of the Existing Notes Amending Instruments; (d) pay all costs of furnishing such copies of any other Offer Material as may be requested in connection with the Offers; (e) pay all advertising expenses relating to the Offers; (f) pay all fees and expenses of the Information Agent and the Exchange Agent (each as defined in Section 7 below) relating to the Offers; (g) pay all fees and expenses of The Bank of New York currency conversion agent, and Argentine Solicitation Agent (as defined in Section 7 below); (h) pay all reasonable fees and duly documented expenses (including fees and expenses of counsel) relating to the qualification of the New Notes under securities or Blue Sky laws and in connection with the determination of the eligibility of the New Notes for investment under the laws of such jurisdictions as required for consummation of the Offers, including the reasonable expenses of obtaining any opinion of local counsel required by any international, state securities or equivalent Blue Sky authorities; (i) all fees and expenses of the Company’s and Cointel’s accountants (to the extent not paid by Cointel) and fees and expenses of counsel (including local Argentine and special counsel) for the Company; (j) all reasonable and duly documented travel, meals, expenses incurred by you in connection with the preparation of the Offer Material and the consummation of the Offers; (k) the reasonable fees and duly documented expenses (including disbursements) of one New York and one Argentine legal counsel to the Dealer Manager incurred in connection with the Offers, the preparation of this Agreement, the New Notes Indenture and the Existing Notes Amending Instruments and costs and expenses related to filings required to be made with the National Association of Securities Dealers, Inc., if any, (l) any fees and expenses payable in connection with the listing of the New Notes on the New York Stock Exchange, Luxembourg Stock Exchange and

the Buenos Aires Stock Exchange; and (m) pay all other expenses reasonably incurred by you pursuant to the terms of the Engagement Letter, as the case may be, provided that such expenses do not duplicate any expenses paid pursuant to this Section 6 and provided further that any fees and expenses payable pursuant to clauses (h), (j), (k) and (m) of this Section 6 shall be limited to an amount not to exceed (i) $504,146, plus (ii) $60,000 for each month which elapses subsequent to the date of this Agreement (such monthly amount subject to proration), until the earlier to occur of the final Settlement Date or the expiration or termination of all the Offers.

All payments to be made to you or your counsel pursuant to this Section 6 shall be made within 15 days after the earlier to occur of the last Settlement Date or expiration or termination of all of the Offers (or when required pursuant to Section 4). The Company shall perform its obligations as set forth in this Section 6 whether or not any Existing Notes are tendered for exchange pursuant to the Offers or the Company or any of its subsidiary or affiliates acquires any Existing Notes pursuant to the Exchange Offers or receives any Proxies pursuant to the Solicitations or otherwise.

7.    Securities Lists; Depositary; Information and Exchange Agent.    (a)    The Company shall use its reasonable best efforts to provide you or cause the trustee or fiscal agent and The Depository Trust Company (“DTC”) under the Existing Notes Operative Documents to provide you with copies of the records or other lists showing the names and addresses of, and principal amounts of Existing Notes held by, the holders of Existing Notes as of a recent date and shall, from and after such date, use its reasonable best efforts to cause you to be advised from day to day during the pendency of the Offers, such notification consisting of the name and address of the transferor and transferee of any Existing Notes and the date of such transfer and as to such matters relating to the Offers as you may reasonably request.

(b)    The Company has arranged for D. F. King & Co., Inc. to serve as information (the “Information Agent”) in connection with the Offers and, as such, to advise you as to such matters relating to the Offers as you may reasonably request and to furnish you with any oral or written reports concerning any such information as you may reasonably request.

(c)    The Company has arranged for The Bank of New York to serve as exchange agent (the “Exchange Agent”) in connection with the Offers and, as such, to advise you as to such matters relating to the Offers as you may reasonably request and to furnish you with any oral or written reports concerning any such information as you may reasonably request.

(d)    The Company has arranged for BBVA Banco Francés S.A. to serve as Argentine Solicitation Agent (the “Argentine Solicitation Agent”) and authorizes you to communicate with such agent, in connection with the Offers.

8.    Representations, Warranties and Certain Agreements of the Company.    The Company represents and warrants to you, and agrees with you, (i) as of the Commencement Date, and (ii) as of any date that the Existing Notes are accepted for exchange (the “Acceptance Date”) and (iii) as of any Settlement Date (each of the preceding dates, an “Applicable Date”), or such dates as specified, that:

(a)    The Company meets the requirements for use of Form F-4 under the Securities Act. The Registration Statement and any post-effective amendment thereto have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement and any post-effective amendment thereto has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with. At the respective times the Registration Statement and any post-effective amendments thereto became effective, the Registration Statement and any amendment thereto complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable and the regulations thereunder, as applicable, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectuses nor any amendments and supplements thereto included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in this paragraph (a) shall not apply to that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939, as amended (the “TIA”) of the Trustee for the New Notes.

(b)    A complete and correct copy of the Offer Material has been furnished to you or will be furnished to you no later than the Commencement Date. The Offer Material, as amended and supplemented (other than the Prospectuses and Registration Statement, and any amendments or supplements thereto which are covered in subsection (a) above), complies with the provisions of the Securities Act, and the Exchange Act, as applicable, and the rules and regulations promulgated by the Commission thereunder and with all applicable requirements of the laws of those jurisdictions in which solicitations of exchanges pursuant to the Offers are or will be made including the applicable requirements of the Comisión Nacional de Valores (“CNV”) and any other applicable laws and regulations of Argentina. None of the Offer Material contains, any untrue statement of a material fact or omits, or at any time during the Offer Period will omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(c)    The Company is not and after giving effect to the offering and issuance of the New Notes and the cancellation of the TASA Existing Notes accepted in the Exchange Offers (all as described in the Offer Material), will not be an “investment company” within the meaning of the Investment Company Act.

(d)    The Company has not paid or agreed to pay to any person (other than you, the Argentine Solicitation Agent and any Processor or as otherwise contemplated by this Agreement) any compensation for (i) soliciting another to purchase any securities of the Company, (ii) the solicitation of exchanges by holders of Existing Notes pursuant to the Offers or (iii) the solicitation of Proxies by holders of the Existing Notes.

(e)    The Company has not taken, directly or indirectly, any action designed to cause or to result in or that may reasonably be expected to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the Offers or encourage exchanges by holders of Existing Notes.

(f)    Each of the Company and its subsidiary (as such term is defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act) (each, a “subsidiary”) has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation with full power and authority (corporate and other) to own its properties and conduct its business as presently conducted as described in the Offer Material, except where the failure to be in good standing, either singly or in the aggregate, would not have a material adverse effect on the Company and its subsidiary, taken as a whole.

(g)    All the outstanding shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Offer Material, all outstanding shares of capital stock of each subsidiary of the Company owned by the Company, directly or through wholly owned subsidiary, are so owned free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(h)    The Company has all necessary corporate power and authority (i) to enter into and perform its obligations under this Agreement, (ii) to enter into and perform its obligations under the New Notes Indenture, (iii) to acquire the Existing Notes tendered for exchange, (iv) to deliver the New Notes in exchange for the Existing Notes pursuant to the terms of the Offers, and (v), assuming that the TASA Existing Notes Amending Instruments are approved by the holders of the relevant class or series of Existing Notes, to enter into and perform its obligations under the relevant TASA Existing Notes Amending Instruments.

(i)    The Exchange Offers, the exchange of Existing Notes pursuant to the Exchange Offers, the Solicitations and the execution, delivery and performance of the New Notes Indenture and the TASA Existing Notes Amending Instruments with respect to the Existing Notes and all other actions by the Company contemplated in the Offer Material, and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in this Agreement and the TASA Existing Notes Amending Instruments, (i) do not and will not conflict with or violate the charter, by-laws or other organizational documents of the Company or its subsidiary, (ii) do not conflict with or violate any law, regulation, order, judgment or decree applicable to the Company or its subsidiary or by which any property or asset of the Company or its subsidiary is bound, (iii) do not conflict with or constitute a breach of, or default under, or result in the creation of or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiary pursuant to, or require the consents of any other party to, any bond, indenture, note or any other evidence of indebtedness, or any indenture or fiscal agency agreement, mortgage, or deed to which it or any subsidiary is a party or to which any properties of the Company or any subsidiary is subject except where, such conflict breach or default would not individually or in the aggregate have a material adverse effect on the Company and its subsidiary, taken as a whole, and (iv) comply with all applicable requirements of the Securities Act, the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), applicable state securities or “blue sky” laws, and other applicable laws, and all applicable regulations of the Commission or any Other Agency (as defined below). The commencement and consummation by the Company of the Offers and the other transactions by the Com-

pany contemplated in the Offer Material (including but not limited to the obligations of the Company to effect payments of principal of, and premium, interest and Additional Amounts (as defined in the New Notes Indenture) on the New Notes in United States dollars free of any liability on the part of any holder thereof), and this Agreement do not and will not require any consent, authorization, approval, order, exemption or other action of, or filing with or notification to a Government Agency, including, but not limited to, any filing of the New Notes Indenture and the TASA Existing Notes Amending Instruments under the TIA other than (i) those filings, consents, authorizations, approvals that have been obtained (ii) approval of the Luxembourg Stock Exchange to launch the Offers in Luxembourg (iii) approval of the Luxembourg Stock Exchange to list the 2007 Notes and 2010 Notes on the Luxembourg Stock Exchange, (iv) the approval of the public offering of the New Notes by the Comisión Nacional de Valores of Argentina and the listing approval for the New 2011 Notes and the New Conversion Notes by the Bolsa de Comercio de Buenos Aires (“BCBA”) for which approval has been applied for and should become effective on or before the Settlement Date, (v) the authorization of the Central Bank of Argentina that may be required to effect cash payments in connection with the Offers (vi) approval of the New York Stock Exchange to list the New Dollar Denominated Notes and the declaration of effectiveness of the Company’s Form 8-A by the Commission in connection with such listing and (vii) the filing of certain information as required by the CNV and BCBA, which required filing or filings will not affect the effectiveness of the Offers.

(j)    No consent, approval, authorization, filing with or order of any governmental or regulatory agency, including any Government Agency, is legally required for the execution; delivery and performance of the TASA Existing Notes Amending Instruments other than (i) consents, approval, authorizations or other orders that have been received or will be received on or prior to the effectiveness of the Amendments pursuant to the Solicitations and (ii) the requisite votes for the Amendments from the requisite holders of Existing Notes.

(k)    This Agreement has been duly authorized, validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms except to the extent that (i) the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity whether asserted in an action at law or in equity and (ii) rights to indemnity and contribution hereunder may be limited by state or federal securities laws, including the public policies underlying such laws.

(l)    The consolidated historical financial statements of the Company and its subsidiary and the related notes and schedules included or incorporated by reference in the Prospectuses fairly present the consolidated financial condition of the Company and its subsidiary on a consolidated basis as of the dates indicated, and the results of operations and changes in financial position of the Company and its subsidiary on a consolidated basis for the periods therein specified, in each case, in conformity with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise expressly stated therein). Such historical consolidated financial statements including the related notes and schedules have been prepared in conformity with generally accepted accounting principles as in effect in Argentina (“Argentine GAAP”), applied on a consistent basis throughout the periods therein specified except, in each case, as disclosed in information included in or incorporated by reference in the

Prospectuses. The reconciliations of certain of such statements to generally accepted accounting principles in the United States (“U.S. GAAP”) have been prepared in accordance with U.S. GAAP consistently applied. The financial data set forth in the Prospectuses fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained or incorporated by reference in the Prospectus.

(m)    The statements in the Prospectuses under the headings “Taxation” fairly summarize the matters therein described; the statements in the Prospectuses under the headings “Summary—The New Notes” and “Description of the New Notes,” fairly summarize or will fairly summarize the material terms of the New Notes Indenture and the New Notes (assuming the Offers are consummated in accordance with their terms); the statements in the Prospectuses under the headings “Proxy Solicitation To Holders of the Existing 2004 Notes—The Proposed Amendments”, “Proxy Solicitation To Holders of the Existing 2008 Notes—The Proposed Amendments” and “Proxy Solicitation To Holders of Cointel Existing Notes” fairly summarize or will fairly summarize the terms of the Proposed Amendments.

(n)    The New Notes Indenture has been duly authorized and, assuming due authorization, execution and delivery of the New Notes Indenture by the other parties thereto, when executed and delivered by the Company will be the legal, valid and binding obligations of the Company and enforceable against the Company in accordance with their terms except to the extent that the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity, whether asserted in an action at law or in equity.

(o)    The New Notes when duly authorized, executed, authenticated and delivered in accordance with the terms of the New Notes Indenture and delivered to holders of the Existing Notes who tender the Existing Notes in accordance with the terms of the Exchange Offers, will be the legal, valid and binding obligations of the Company entitled to the benefits of the New Notes Indenture and enforceable against the Company in accordance with their terms except to the extent that the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity, whether asserted in an action at law or in equity.

(p)    The Existing Notes Amending Instruments, assuming the adoption of the Proposed Amendments by the requisite noteholders and execution and delivery thereof by the Company and any other parties thereto and authentication of any new securities by the trustee or fiscal agent, as the case may be, will be the legal, valid and binding obligations of the Company and enforceable against the Company in accordance with their terms except to the extent that the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity, whether asserted in an action at law or in equity.

(q)    Subsequent to the dates as of which information is given in the Offer Material and through the later of any Settlement Date, none of the Company nor any of its subsidiaries has incurred or will have incurred any material liabilities or obligations direct or contingent, or has entered into or will enter into any material transactions, not in the ordinary course of business, except transactions disclosed in the Offer Material, and there has not been and will not have been any material change in the capital stock or indebtedness of the Company or any of its subsidiaries or any payment of or declaration to pay any dividends or any other distribution with respect to the Company’s capital stock, or any material change, in the condition, financial or otherwise, or in the earnings, business, or operations or business prospects of the Company and its subsidiaries, taken as a whole, except as disclosed in the Prospectuses.

(r)    The documents incorporated by reference to the Offer Material and considered to be a part of the Offer Material and filed by the Company pursuant to the Exchange Act, when they became effective or were filed (or, if an amendment with respect to any such Incorporated Document was filed or became effective, when such amendment was filed or became effective) with the Commission, as the case may be, complied with the requirements of the Securities Act and Exchange Act, as applicable, and any documents so filed and incorporated by reference and included in the Offer Material subsequent to the Commencement Date and until the expiration of each Offer will, when they are filed with the Commission, comply with the requirements of the Securities Act and the Exchange Act, as applicable; no such Incorporated Document, when it was filed or became effective (or, if an amendment with respect to any such Incorporated Document was filed or became effective, when such amendment was filed or became effective), contained, and no document so filed, incorporated by reference in and included in the Offer Material subsequent to the Commencement Date will contain, an untrue statement of a material fact or omitted or will omit, as the case may be, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(s)    (i)    Deloitte & Co. S.R.L. (the “Company Auditors”), the accountants who have certified or shall certify the financial statements of the Company for the fiscal year ended 2002 included, to be included or incorporated by reference in the Prospectuses are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act and (ii) Pistrelli, Díaz y Asociados which has certified certain financial statements of the Company and its consolidated subsidiary and delivered its report with respect to the audited financial statements of the Company and related schedules included in the Prospectuses were independent public accountants with respect to the Company at the time of such certification within the meaning of Regulation S-X under the Securities Act and the Exchange Act.

(t)    Except as set forth in the Prospectuses, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Cointel, the Company or its subsidiary or property of Cointel, the Company or its subsidiary is pending or, to the best knowledge of the Company, threatened that if adversely determined, could reasonably be expected to have: (i) a material adverse effect on the ability of the Company to execute, deliver or perform its obligations under of this Agreement, the New Notes Indenture, or the TASA Existing Notes Amending Instruments, or issue to the New Notes or consummate of any of the transactions contemplated hereby, thereby or as described in the Offer Material (exclusive of any amendment or supplement thereto), or (ii) a material adverse effect on the Company or its subsidiary, taken as a whole.

(u)    Except as set forth in the Prospectuses, the Company and its subsidiary have good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in clause (j) above (or elsewhere in the Prospectuses), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed or be made of such property by the Company or its subsidiary. Except as set forth in the Prospectuses, the real property, improvements, equipment and personal property held under lease by the Company or its subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or its subsidiary.

(v)    Except as set forth in the Prospectuses, neither the Company nor its subsidiary is in violation or default of: (i) any provision of their respective charters or bylaws; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or its subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or its subsidiary or any of their properties, except, in the case of (ii) or (iii) above, where such violation or default would not individually or in the aggregate have a material adverse effect on the Company and its subsidiary, taken as a whole.

(w)    Except as set forth in the Prospectuses, there are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement, the New Notes Indenture or the TASA Existing Notes Amending Instruments, the issuance or sale by the Company of the New Notes, the acceptance of tenders with respect to the Existing Notes, or the acceptance of the Proxies with respect to the Solicitations.

(x)    Except as disclosed in the Prospectuses, each of the Company and its subsidiary has filed all tax returns (foreign, national, local or other) required to be filed except as set forth in or contemplated in the Prospectuses (exclusive of any amendment or supplement thereto) or has requested extensions thereof and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith, except as set forth in the Prospectuses (exclusive of any amendment or supplement thereto) and except where such failure to pay, file or request an extension in taxes or assessment, fine or penalty would not individually or in the aggregate have a material adverse effect on the Company and its subsidiary, taken as a whole.

(y)    Except as disclosed in the Prospectuses, no labor problem or dispute with the employees of the Company or its subsidiary exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of its or their respective principal suppliers, contractors or customers, except where such labor problems, disputes or disturbances would not individually or in the aggregate have a material adverse effect on the Company and its subsidiary, taken as a whole.

(z)    Except as disclosed in the Prospectuses, the Company and its subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or its subsidiary or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiary are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or its subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor its subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the Company and its subsidiary, taken as a whole, except where such lack of, or defect in, refusal, or inability to obtain insurance would not individually or in the aggregate have a material adverse effect on the Company and its subsidiary, taken as a whole.

(aa)    Except as disclosed in the Prospectuses, no subsidiary of the Company is prohibited, directly or indirectly, from paying any dividends to the Company from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company.

(bb)    Except as disclosed in the Prospectuses, the Company and its subsidiary own, license, have the right to use or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not have a material adverse effect on the Company and its subsidiary, taken as a whole. Except as disclosed in the Offer Material, neither the Company nor its subsidiary has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would have a material adverse effect.

(cc)    Except as otherwise described in the Prospectuses, the Company and its subsidiary possess such valid and current certificates, authorizations, concessions or permits (including without limitation, the long distance and local concessions) issued by the appropriate regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor its subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, concession or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a material adverse effect on the Company and its subsidiary, taken as a whole.

(dd)    The Company and its consolidated subsidiary maintain a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as in effect in Argentina and to maintain accountability for assets; (iii) ac-

cess to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ee)    The Company and its subsidiary are not subject to any costs or liabilities associated with foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants that would have a material adverse effect on the Company or its subsidiary, taken as a whole, except as set forth in the Prospectuses (exclusive of any amendments or supplements thereto).

(ff)    The Company has sufficient funds (and authority to use such funds under applicable law), which, together with funds presently available or committed to it, will enable the Company to pay, and the Company hereby agrees that the Company will pay promptly, in accordance with the terms and subject to the conditions of the Offers as set forth in the Offer Material and this Agreement, (i) the full cash payment (and related costs) of the Existing Notes pursuant to the Offers, (ii) the proxy fee relating to the Solicitations and (iii) all related fees and expenses, including, but not limited to, fees and expenses payable hereunder.

(gg)    Except as disclosed in the Prospectuses, payments by the Company in respect of the Offers, the New Notes Indenture and this Agreement will be made subject to withholding or deduction for or on account of any present taxes, duties, compulsory loans, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Argentina or any political subdivision or authority thereof or therein having power.

(hh)    Except as disclosed in the Prospectuses, neither the Company nor its subsidiary nor any of their properties or assets has any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) except that the assets of the Company that are directly assigned to provide the public service of telecommunications may not be subject to any such legal process to the extent it would result in the interruption, suspension or alteration of such public service.

(ii)    Except as disclosed in the Prospectuses, to ensure the legality, validity, enforceability or admissibility into evidence of the TASA Existing Notes Amending Instruments, the New Notes, the New Notes Indentures and this Agreement in Argentina, it is not necessary that any such document be submitted to, filed or recorded with any court or other authority in Argentina except that to make any such document admissible in evidence before an Argentine court a duly legalized translation of the same into Spanish shall be required or that any tax, imposition or charge be paid in Argentina on or in respect of any such document except for a court tax, currently equivalent to 3% of the amount claimed when the claim is brought before the courts of the City of Buenos Aires.

(jj)    It is not necessary under the laws of Argentina that any of the holders of the New Notes be licensed, qualified or entitled to carry on business in Argentina solely by reason of the execution, delivery, performance or enforcement of the, the New Notes, the New Notes Indentures or this Agreement.

(kk)    All the representations and warranties of Cointel contained in the Representations Letter (as defined in Section 9(d)) are true and correct and with the same force and effect as if made on such Applicable Date.

Any certificate signed by any officer of the Company and delivered to the Dealer Manager or counsel for the Dealer Manager in connection with the Exchange Offers shall be deemed a representation and warranty by the Company as to matters covered thereby to the Dealer Manager.

9.    Opinions of Counsel; Officers Certificates; Comfort Letters.    (a)    On the Commencement Date, and each Settlement Date, the Company will deliver to you opinions of Shearman & Sterling LLP and Estudio O’Farrell, U.S. counsel and Argentine counsel to the Company, respectively, in the form set forth in Exhibits C-1 and C-2 attached hereto. You shall also have received from Simpson Thacher & Bartlett LLP and Pérez-Alati, Grondona, Benites, Arnsten & Martínez de Hoz (h) on the Commencement Date and any Settlement Date, such opinions addressed to you with respect to matters as you may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass on such matters.

(a)    The Company will deliver certificates, dated the Commencement Date and each Settlement Date, signed by (i) an authorized officer duly appointed by the respective Board of Directors of each of the Company and (ii) the principal financial or accounting officer of each of the Company confirming as of the Commencement Date and each Settlement Date, as applicable, that (A) all of the representations and warranties of the Company, as the case may be, contained in this Agreement are true and correct with the same force and effect as if made on and as of such date, (B) each of the Company has complied with all of the agreements contained in this Agreement and required to be performed or complied with by it at or prior to such date pursuant to the provisions of this Agreement, and the Offer Material, and (C) since the date of the most recent financial statements included in the Offer Material (exclusive of any amendment or supplement thereto), there has been no change, or any development that is reasonably likely to result in a prospective change, that has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or prospects of the Company or its subsidiary, taken as a whole, except as accurately described in the Offer Material (exclusive of any amendment or supplement thereto).

(b)    The Company will deliver (i) comfort letters addressed to you and dated the Commencement Date in the form attached hereto as Exhibits D-1 and D-2 and (ii) bring-down comfort letters dated each Settlement Date, from the Company Auditors and Cointel’s Auditors in form and substance satisfactory to the Dealer Manager.

(c)    The Company will deliver, or cause to be delivered on the Commencement Date a representation letter from Cointel in the form attached hereto as Exhibit E (the “Representations Letter”).

10.    Covenants of the Company.

(a)    Until the consummation of the Offers, the Company will notify you promptly upon becoming aware of, and (if requested by you) will confirm in writing, (i) the issuance by any Government Agency of any order suspending the qualification or the exemption from the qualification of the New Notes under securities or Blue Sky or equivalent laws or the initiation of any proceeding for that purpose; (ii) the happening of any event which in the judgment of the Company would materially affect the truth or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact; (iii) the occurrence of any event which would cause the Company to withdraw or terminate the Exchange Offers or the Solicitations or would permit the Company to exercise any right not to accept Existing Notes tendered for exchange or the Proxies; (iv) any other information reasonably available to the Company relating to the Exchange Offers or the Solicitations which you may from time to time reasonably request. If at any time any Government Agency shall issue an order suspending the qualification or exemption from qualification of the New Notes under securities or Blue Sky or equivalent laws, the Company will make every reasonable effort to obtain the withdrawal of such order at the earliest practicable time. The Company will also promptly inform the Dealer Manager after it receives notice thereof (until consummation of the Exchange Offers and Solicitations) of any litigation or administrative action with respect to the Exchange Offers or Solicitations.

(b)    The Company will arrange, if necessary, for the qualification of the New Notes for offering and sale under the laws of such jurisdictions as the Dealer Manager and the Company may agree and will maintain such qualifications in effect so long as required for such offer or sale.

(c)    The Company will cooperate with the Dealer Manager and use its best efforts to permit the New Notes to be eligible for clearance and settlement through DTC.

(d)    Prior to the Exchange Date, the Company shall have delivered to the Dealer Manager and its counsel such further information, certificates and documents as they may reasonably request related to the Exchange Offers or otherwise related to the matters contemplated hereby.

(e)    If any event occurs or condition exists as a result of which the Offer Material would at any time include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Offer Material is delivered to a holder of Existing Notes, not misleading, or (ii) if, in the reasonable opinion of counsel for you or the Company, it is necessary at any time to amend or supplement the Offer Material to comply with applicable law, the Company shall, in the case of clause (i) above, promptly notify the Dealer Manager, in the case of clauses (i) and (ii) above, the Company will prepare an amendment or supplement to the Offer Material that will correct such statement or omission or effect such compliance, and supply such amended or supplemented Offer Material to the Dealer Manager.

(f)    The Company will make arrangements, within two business days of the Commencement Date, to the extent applicable, with The Bank of New York or any other “qualified” securities depository to allow for the book-entry movement of the tendered Existing Notes between depository participants and the Depositary.

(g)    The Company will use its best efforts to have the New 2007 Notes and New 2010 Notes approved for listing on the Luxembourg Stock Exchange, on or prior to relevant Settlement Date.

(h)    The Company will use its best efforts to obtain listing approval for the New Dollar-Denominated Notes, subject only to notice of issuance, from the New York Stock Exchange prior to each Settlement Date.

(i)    The Company will use its best efforts to have the New 2011 Notes and Conversion Notes listed on the Buenos Aires Stock Exchange on or prior to the Settlement Date.

11.    Indemnification and Contribution; Settlement of Litigation; Release.

(a)    The Company hereby agrees to indemnify, defend and hold harmless you and your affiliates and your and their respective officers, directors, employees and agents, and each other person, if any, controlling you or any of your affiliates (you and each such affiliate, officer, director, employee, agent and other person being an “Indemnified Person”), from and against any losses, claims, damages, liabilities and expenses whatsoever (each a “Loss” and collectively the “Losses”), and will reimburse each Indemnified Person for all expenses reasonably incurred (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any Loss, action, claim, suit, investigation or proceeding (whether or not pending or threatened and whether or not any Indemnified Person is a party), in each case related to, arising out of or in connection with (i) any untrue statement or alleged untrue statement of a material fact in any Offer Material or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) your engagement under this Agreement, the Exchange Offers, the Solicitations and your role in connection therewith including any breach by the Company or Cointel of any representation or warranty or failure to comply with the agreements contained herein and in the Cointel Representations Letter. The Company shall not, however, be required so to indemnify any Indemnified Person for any Losses (or expenses relating thereto) to the extent that such Losses (or expenses relating thereto) are finally judicially determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person The Company also acknowledges and agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any act or omission on the part of any broker or dealer in securities or any commercial bank, trust company or other nominee and that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any losses, claims, damages, liabilities or expenses arising from or in connection with any act or omission in performing your obligations hereunder or otherwise in connection with the Offers, the exchange or tender of Notes pursuant to the Offers and the payment for Proxies pursuant to the Solicitations, the execution, delivery and performance of the New Notes Indenture and the Existing Notes Amending Documents or any other action contemplated in the Offer Material with respect to the Offers, except to the extent that any such losses, claims, damages, liabilities or expenses are finally judicially determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

(b)    If a claim is made against any Indemnified Person as to which such Indemnified Person may seek indemnity under this Section 11, such Indemnified Person shall notify the Company promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Company promptly of any action commenced against such Indemnified Person within a reasonable time after such Indemnified Person shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Failure so to notify the Company shall not, however, relieve the Company from any liability which it may have on account of the indemnity under this Section 11, except to the extent the Company has been prejudiced in any material respect by such failure. The Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Person and representation of either party by the same counsel, in the judgment of the Dealer Manager, would be inappropriate because of actual or potential differing interests between them. It is understood that the Company shall not, in connection with any litigation or proceeding or related litigation or proceeding in the same jurisdiction, be liable under clause (ii) of the preceding sentence for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons that do not have actual or potential differing interests as among themselves, and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Dealer Manager.

(c)    The Company shall not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of, an Indemnified Person. No Indemnified Person seeking indemnification, reimbursement or contribution under this Agreement will, without the prior written consent of the Company, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

(d)    If the indemnification provided for in the foregoing paragraphs of this Section 11 is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person or insufficient in respect of any Losses referred to therein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and to the Dealer Manager, on the other hand, of the Offers or (ii) if the allocation provided by the preceding clause (i) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the

Company, on the one hand, and of the Dealer Manager, on the other hand, in connection with any matter that has resulted in such Losses, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate portion of the amount paid or payable exceed the aggregate amount of fees actually received by you under this Agreement. The relative benefits received by the Company on the one hand and by you on the other shall be deemed to be in same proportion as (i) the maximum aggregate value of Existing Notes outstanding at the Exchange Offers Commencement Date to (ii) the maximum aggregate fees proposed to be paid to you pursuant to Section 6. The relative fault of the Company on the one hand and of you on the other (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company or by you and the other parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or by you and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.

(e)    The Company and the Dealer Manager agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the Losses referred to in this Section 11 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Agreement, no person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)    The remedies provided for in this Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

(g)    The reimbursement, indemnity and contribution obligations of the Company provided for in this Agreement shall be in addition to any liability which the Company may otherwise have and shall be binding upon and shall enure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Dealer Manager and any other Indemnified Persons.

(h)    The Company acknowledges that no information has been furnished by or on behalf of the Dealer Manager for inclusion in the Offer Material (or in any amendment or supplement thereto).

12.    Confidentiality.    Any advice or opinions provided by you will not be disclosed or referred to publicly to any third party (other than to attorneys and accountants of the Company who agree to keep such advice or opinions confidential) except in accordance with your prior written consent or as may be required by applicable laws. The Company agree that any refer-

ence to you in the Offer Material, or in any other release or communication relating to the Offers, is subject to your prior written approval.

13.    Trading Activities.    The Company acknowledges that you are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of your trading and brokerage activities, any of you or your affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for your or its own account or the accounts of customers, in debt or equity securities of the Company or any other company that may be involved in the Offers.

14.    Termination.    This Agreement may be terminated upon the earlier of (a) the expiration, withdrawal or termination of the Offers, (b) the date of the Dealer Manager’s withdrawal pursuant to Section 4 of this Agreement or (c) the time and date at which this Agreement is terminated by the mutual consent of the parties hereto. The provisions of Sections 4, 5 and 6 of this Agreement, and the indemnity and the other provisions set forth in Sections 11, 12, 20, 21 and 28 hereof will remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination, expiration or consummation of, the Offers or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person, (iii) any withdrawal by you pursuant to Section 4 or otherwise and (iv) the completion of your services hereunder.

15.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the agreements contained herein is not affected in any manner adverse to any party.

16.    Counterparts.    This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.    Binding Effect.    This Agreement, including any right to indemnity or contribution hereunder, shall ensure to the benefit of and be binding upon the Company, you and the other Indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy.

18.    Non-Disclosure.    The Company shall not disclose the provisions of this Agreement to any other person without the prior written consent of the Dealer Manager, unless the Company reasonably determines that the failure to make such disclosure would violate applicable law.

19.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE.

20.    Consent to Jurisdiction.    Each of the Company agrees that any suit, action or proceeding against the Company brought by the Dealer Manager, its directors, officers, employees and agents, or by any person who controls a Dealer Manager, arising out of or based upon this Agreement or any of the transactions contemplated hereby or in the Offer Material may be instituted in any federal or state court in The City of New York, New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company has appointed CT Corporation System at 111 Eighth Avenue, New York, New York 10011 as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any federal or state court in The City of New York, New York, by the Dealer Manager, the directors, officers, employees and agents of the Dealer Manager, or by any person who controls the Dealer Manager, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Dealer Manager, the directors, officers, employees and agents of the Dealer Manager, or by any person who controls the Dealer Manager, in any court of competent jurisdiction in Argentina. To the extent that the Company may be entitled to the benefit of any provision of law requiring the Dealer Manager in any suit, action or proceeding brought in a court in Argentina or other jurisdiction arising out of or in connection with this Agreement, the Offers, the Offer Material or any of the transactions contemplated herein, to post security for litigation costs or otherwise post performance bond or guaranty, or to tale any similar action, the Company hereby irrevocably waives such benefit in each to the fullest extent permitted under the laws of Argentina, or as the case may be, such other jurisdiction.

21.    Currency.    To the fullest extent permitted by law, the obligation of the Company in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

22.    Waiver of Immunity.    To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives to the fullest extent permitted by applicable law and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

23.    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Engagement Letter which remains in full force and effect. This Agreement may not be amended except in writing signed by each party to be bound thereby.

24.    Taxes.    The Company agrees that all amounts payable or reimbursable pursuant to this Agreement shall be paid in New York City in U.S. dollars and free and clear of, and without any deduction or withholding for on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied by any jurisdiction from or through which payment is made by on or on behalf of the Company, including without limitation, Argentina, unless such deduction or withholding is required by applicable law, in which event the Company will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding.

25.    Third Party Beneficiaries.    Except as provided in Section 12 hereof, this Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, right of reimbursement, claim of action or other right.

26.    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy, as follows:

(i)    If to you:

        Morgan Stanley & Co. Incorporated

        1585 Broadway

        New York, New York 10036

        Telecopy: (212) 761-0366

        Attention: Legal Department

        with a copy to:

        Simpson Thacher & Bartlett

        425 Lexington Avenue

        New York, New York

        10017 Telecopy: (212) 455-2502

        Attention: David L. Williams

(ii)    If to the Company:

Telefónica de Argentina S.A.

Avenida Ingeniero Huergo 723

Buenos Aires, Argentina

Telecopy: 54-11-4325-0085

Attention: Juan Ignacio Basavilbaso

With a copy to:

Shearman & Sterling LLP

599 Lexington Ave,

New York, NY 10022

Telecopy: (212) 848 7179

Attention: Antonia E. Stolper

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, and (z) if by telecopy, on the next day following the day on which such telecopy was sent; provided that a copy is also sent by certified or registered mail.

27.    Subheadings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

28.    WAIVER OF JURY TRIAL.    YOU, ON THE ONE HAND, AND THE COMPANY, ON THE OTHER HAND, WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING WITH RESPECT TO YOUR ENGAGEMENT AS DEALER MANAGER OR YOUR ROLE IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Rest of Page Intentionally Left Blank]

Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours, TELEFÓNICA DE ARGENTINA, S.A.

By:
Name: Title:

Accepted and agreed as of

the date first above written:

MORGAN STANLEY & CO. INCORPORATED

By:
Name: Title:

Exhibit A-1

TASA Prospectus

Exhibit A-2

Cointel Prospectus

Exhibit B-1

TASA Letter of Transmittal

Exhibit B-2

Cointel Letter of Transmittal

Exhibit C-1

U.S. Counsel Opinion

The opinion of U.S. counsel shall be substantially to the effect that:

(a)    The Agreement has been duly and validly executed and delivered by each of the Company enforceable against each of the Company in accordance with its terms.

(b)    The New Notes Indenture and, assuming that the requisite notes with respect to the Proposed Amendments have been validly received from holders of each series of Existing Notes (other than affiliates of the Company), the TASA Existing Notes Amending Instruments have been duly and validly executed and delivered by the Company and the Cointel Existing Notes Amending Instruments have been duly and validly executed and delivered by Cointel and constitute valid and binding agreements of each of the Company, enforceable against each of the Company, as the case may be, in accordance with their terms.

(c)    The New Notes have been duly executed by the Company and, when authenticated by the New Notes Trustee in accordance with the provisions of the relevant New Notes Indenture and delivered in accordance with the terms of the Prospectuses, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(d)    The New Notes, the New Notes Indenture, the TASA Existing Notes Amending Instruments and the Cointel Existing Notes Amending Instruments conform in all material respects to the descriptions thereof contained in the Prospectuses.

(e)    Each of the New Notes Indenture and the Existing Notes Amending Instruments has been duly qualified under the TIA.

(f)    The Registration Statement and the Prospectuses (except for the financial statements and other financial information, as to which such counsel expresses no opinion) comply as to form in all material respects with the Securities Act and the rules and regulations promulgated by the Commission thereunder.

(g)    The commencement and consummation by the Company of the Offers and the other transactions by the Company contemplated in the Agreement will not (1) require any consent, approval, authorization or other order of, or qualification with, any U.S. federal or New York state court or governmental body or agency (except as have been obtained under the Securities Act and the TIA, and as may be required under the securities or Blue Sky laws of the various states), (2) conflict with or constitute a breach of any of the terms or provisions of, or a default under, any indenture, mortgage, lease or other agreement or instrument governed by the laws of the State of New York to which the Company or its subsidiary or Cointel is a party or by which the Company or its subsidiary or their respective property is bound, or (3) violate or conflict with any applicable U.S. federal or New York State law or any rule, regulation, judgment, order or decree of any U.S. federal or New York state court or governmental body or agency having jurisdiction over the Company, its subsidiary, or their respective property.

(h)    Neither the Company nor Cointel is, nor will be as a result of the consummation of the Offers, an investment company required to be registered under the Investment Company Act of 1940.

(i)    The Registration Statement has become effective under the Securities Act and, to such counsel’s knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or is pending.

(j)    The statements in the Prospectuses under the headings “U.S. Federal Income Taxation,” insofar as such statements represent statements of U.S. federal income tax law, fairly summarize in all material respects, the matters referred to therein.

(k)    Assuming (1) due authorization of the Agreement by the Company; (2) the due authorization, execution and delivery of the Agreement by the Dealer Manager; and (3) the validity of such action under Argentine law, the Company has validly and irrevocably submitted to the personal jurisdiction of any United States federal or New York State court located in the City of New York, in any action arising out of or relating to the Agreement, the New Notes, the New Notes Indenture, the TASA Existing Notes or the TASA Existing Notes Amending Instruments.

(l)    Assuming (1) due authorization of the Agreement by Cointel; (2) the due authorization, execution and delivery of the Agreement by the Dealer Manager; and (3) the validity of such action under Argentine law, Cointel has validly and irrevocably submitted to the personal jurisdiction of any United States federal or New York State court located in the City of New York, in any action arising out of or relating to the Agreement, the Cointel Existing Notes or the Cointel Existing Notes Amending Instruments.

In addition, such counsel shall state that based upon such counsel’s participation in the preparation of the Registration Statement and the Prospectuses and such counsel’s review and discussions of the contents thereof, but without independent check or verification of the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectuses (except as stated in paragraph (j) such counsel has no reason to believe that (except for the financial statements, and other financial information contained therein, as to which such counsel expresses no belief) the Registration Statement and the Prospectuses therein included, at the time the Registration Statement became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading, or that (except for the financial statements, and other financial information contained therein, as to which such counsel expresses no belief) the Prospectuses, as of their dates and as of the date hereof, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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Exhibit C-2

Argentine Counsel Opinion

The opinion of Argentine counsel to the Company shall be to the effect that:

(a)    Each of the Company, its subsidiary and Cointel has been duly incorporated and is validly existing as a corporation under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Prospectuses;

(b)    All the outstanding shares of capital stock of the Company, its subsidiary and Cointel have been duly and validly authorized and issued and are fully paid and non assessable, and, except as otherwise set forth in the Prospectuses, all outstanding shares of capital stock of the subsidiary are owned by the Company free and clear of any security interest and, to the knowledge of such counsel, after due inquiry, any other security interests, claims, liens or encumbrances;

(c)    Once the New Notes are duly authorized, authenticated and delivered pursuant to the provisions of the New Notes Indenture, the New Notes will be valid “obligaciones negociables” under Argentine Law No. 23,756, as amended, will constitute direct, unsecured and unconditional obligations of the Company and will rank at least pari passu (except for such exceptions as are or may hereafter be provided by applicable Argentine law), in priority of payments with all other present and future unsecured and unsubordinated obligations of the Company from time to time outstanding, without any preference among themselves;

(d)    The TASA Existing Notes Operative Documents have been duly authorized, executed and delivered by the Company and, assuming the consents to the Proposed Amendments have been validly received from holders of a majority in aggregate principal amount of each series of TASA Existing Notes in a duly convened noteholders meeting where a quorum is present and all the conditions provided for in the Offers are met and the Company closes on the Offers, and assuming the TASA Existing Notes Amending Instruments are legal, valid and binding obligations enforceable in accordance with their terms under the laws of the United States, the TASA Existing Notes Amending Instruments will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms under Argentine law, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally and as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law;

(e)    The Cointel Existing Notes Indenture has been duly authorized, executed and delivered by Cointel, and, assuming the consents to the Proposed Amendments have been validly received from holders of a majority in aggregate principal amount of each series of Cointel Existing Notes and all the conditions provided for in the Offers are met and the Company closes on the Offers, and assuming the Cointel Existing Notes Amending Instruments are legal, valid and binding obligations enforceable in accordance with their terms under the laws of the United States, the Cointel Existing Notes Amending Instruments will constitute valid and binding agreements of Cointel, enforceable against Cointel in accordance with their terms under Argentine law, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law;

(f)    To such counsel knowledge, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body of any arbitrator involving the Company, its subsidiary or Cointel or the property of the Company, its subsidiary or Cointel that is not adequately disclosed in the Prospectuses, except in each case for such proceedings that, if the subject of an unfavorable decision, ruling or finding would not singly or in the aggregate, result in a material adverse change in the condition, financial or otherwise, or in the earnings, business, or operations or business prospects of Cointel, or of the Company and its subsidiary taken as a whole, or on the power and ability of the Company or Cointel to consummate the Offers;

(g)    Statements in the Prospectuses under the headings “Taxation- Argentine Tax Considerations”, “The Exchange Offers”, “Proxy Solicitation to Holders of Existing 2004 Notes”, “Proxy Solicitation to Holders of Existing 2008 Notes”, “Proxy Solicitation to Holders of Existing Cointel Notes” and “Description of the New Notes”, and “Risk Factors” (to the extent such risk factors pertain as to matters of Argentine law) fairly summarize the matters therein described;

(h)    The Agreement has been duly authorized, executed and delivered by the Company;

(i)    The Company has all necessary corporate power and authority (i) to enter into and perform its obligations under the Agreement, (ii) to enter into and perform its obligations under the New Notes Indenture, (iii) to acquire the Existing Notes tendered for exchange, (iv) to deliver the New Notes in exchange for the Existing Notes, subject to authorization of the New Notes by the shareholders meeting of the Company, and (v) to enter into and perform its obligations under the TASA Existing Notes Amending Instruments, subject to approval of the Proposed Amendments at the Company’s bondholders’ meeting;

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(j)    Cointel has all necessary corporate power and authority to enter into and perform its obligations under the Cointel Existing Notes Amending Instruments, subject to approval of the Proposed Amendments at Cointel’s bondholders’ meeting;

(k)    The commencement and consummation by the Company of the Offers and the other transactions by the Company contemplated in the Offer Materials and the Agreement do not and will not require any consent, authorization, approval, order, exemption or other action of, or filing with or notification to a Government Agency in Argentina, other than (i) the approval of the public offering of the New Notes by the Comisión Nacional de Valores of Argentina and the listing approval for the New 2011 Notes and the New Conversion Notes with the Bolsa de Comercio de Buenos Aires, which approvals have been applied for and should become effective on or before the Settlement Date; (ii) the filing of certain information as required by the Comisión Nacional de Valores and the Bolsa de Comercio de Buenos Aires, which required filings will not affect the effectiveness of the Offers; and (iii) the authorization of the Central Bank of Argentina that may be required to effect cash payments in connection with the Offers, which has been applied for;

(l)    Neither the execution and delivery by the Company of the New Notes Indenture or the Agreement, the offer, issue, sale and delivery of the New Notes, the conduct of the Offers, the conduct of the Solicitations, the execution and delivery by the Company of the TASA Existing Notes Amending Instruments, nor the consummation of any other of the transactions therein contemplated, nor the fulfillment of the terms hereof or thereof or of the TASA Existing Notes Operative Documents will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or asset of the Company or its subsidiary pursuant to (i) the charter or bylaws of the Company or its subsidiary; (ii) to such counsel’s knowledge after due inquiry the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or its subsidiary is a party or bound to which their respective properties are subject; or (iii) any statute, law, rule, regulation to such counsel’s knowledge after due inquiry, judgment, order or decree applicable to the Company or its subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or its subsidiary or any of their respective properties;

(m)    The execution and delivery by Cointel of the Cointel Existing Notes Amending Instruments will not conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or asset of Cointel pursuant to (i) the charter or bylaws of Cointel; (ii) to our knowledge after due inquiry the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Cointel is a party or bound to which its properties are subject; or (iii) any statute, law, rule, regulation to such counsel’s knowledge after due inquiry, judgment, order or decree applicable to Cointel of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Cointel or its properties;

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(n)    The choice of law provision set forth in Section 19 of the Agreement and in the Existing Notes Operative Documents and the Existing Notes is a legal and valid choice of law as the proper law of the Agreement, the Existing Notes Operative Documents and of the Existing Notes;

(o)    Each of the Company and Cointel has the legal capacity to sue and be sued in its own name under the laws of Argentina; each of the Company and Cointel has the power to submit, and has irrevocably submitted, to the non-exclusive jurisdiction of the State of New York courts and has validly and irrevocably appointed CT Corporation Systems at 111 Eighth Avenue, New York, New York 10011 as its authorized agent under the laws of Argentina, for the purpose described in Section 20 of the Agreement (in the case of the Company only), in the Existing Notes Operative Documents and in the Existing Notes; the irrevocable submission of the Company and Cointel to the non-exclusive jurisdiction of the New York courts and the waivers by the Company and Cointel of any immunity and any objection to the venue of the proceeding in a New York court in the Existing Notes Operative Documents, and in the Existing Notes are legal, valid and binding under the laws of Argentina, and service of process in the manner set forth in Section 20 of the Agreement (for the case of the Company only), and in the Existing Notes Operative Documents will be effective to confer valid personal jurisdiction over the Company and Cointel, as the case may be, under the laws of Argentina;

(p)    The courts in Argentina will recognize as valid and final, and will enforce, any final and conclusive judgment against the Company obtained in a New York court arising out of or in relation to the obligations of the Company under the Agreement, provided that certain procedural requirements of Argentine Law are met, as follows:

(A)	the judgment, which must be final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine laws regarding conflicts of law and jurisdiction and resulted from a personal action, or an “in rem” action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action;

(B)	the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action;

(C)	the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law;

(D)	the judgment does not violate the principles of public policy of Argentine law; and

(E)	the judgment is not contrary to a prior or simultaneous judgment of an Argentine court;

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(q)    None of the holders of the New Notes or the Dealer Manager will be deemed resident, domiciled, carrying on business or subject to taxation in Argentina solely by reason of the execution, delivery, performance or enforcement of the Agreement, assuming that such Dealer Manager is not a resident of Argentina and does not have a permanent establishment in Argentina;

(r)    Except as indicated above, to ensure the legality, validity, enforceability or admissibility into evidence in Argentina of the Agreement, it is not necessary that the Agreement be registered, recorded or filed with any Argentine Governmental Agency; except that in order to make the Agreement admissible in evidence in the courts of Argentina a legalized translation of such document must be filed with the applicable Argentine courts; or that any tax, imposition or charge be paid in Argentina with respect to the Agreement, except for a court tax of up to 3% of the amount in controversy with respect to the institution of any judicial proceeding to enforce the Agreement in the City of Buenos Aires; provided, however, that if any such judicial proceeding is instituted in a jurisdiction other than the City of Buenos Aires, a stamp tax may be imposed in addition to a court tax similar to the court tax referred to above;

(s)    Provided that the New Notes are issued and sold as described under “Taxation-Argentine Tax Considerations-The New Notes” in the Prospectuses, all payments on the New Notes to foreign holders may be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Argentina or any political subdivision or authority thereof or therein having power to tax;

(t)    No shareholder of the Company or Cointel or any other person has any preemptive rights, right of first refusal or other legal right to subscribe for or purchase the New Notes arising by operation of the acta constitutiva (“charter”) or estatutos sociales, as amended (“by-laws”, and together with the charter, the “by-laws”) of the Company or Cointel;

(u)    The Company possesses such valid and current certificates, authorizations, concessions or permits (including without limitation, the telecommunications licenses) issued by the appropriate regulatory agencies or bodies necessary to conduct its business, and, except as disclosed in the Prospectuses, the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, concession or permit which, singly or in the aggregate, if the subject of a final unfavorable decision, ruling or finding, could result in a material adverse effect on the Company and its subsidiary, taken as a whole;

(v)    The Offer Material complies in all material respects with all applicable requirements of Argentine law, including without limitation, Law No. 23,576 (the Negotiable Obligations Law), as amended, the rules and regulations of the Comisión Nacional de Valores, as amended from time to time, when applicable with the Rules of the Buenos Aires Stock Exchange, as amended from time to time, and any other applicable rules or regulations of any other governmental authority or regulatory agency or authority; and

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In addition, such counsel shall state that based upon such counsel’s participation in the preparation of the Registration Statement and the Prospectuses and such counsel’s review and discussions of the contents thereof, but without independent check or verification of the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectuses, except as stated in paragraph (s) above), such counsel has no reason to believe that (except for the financial statements, and other financial information contained therein, as to which such counsel expresses no belief) the Registration Statement and the Prospectuses therein included, at the time the Registration Statement became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading, or that (except for the financial statements, and other financial information contained therein, as to which such counsel expresses no belief) the Prospectuses, as of their dates and as of the date hereof, contained or contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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Exhibit D

Exhibit E